Exhibit 99.1

Central Garden & Pet Company Announces Fiscal Third Quarter Results

Fiscal 3Q 2016 sales increased 12.0% to $514.5 million;

Fiscal 3Q 2016 Diluted EPS increased 34.2% to $0.51 from $0.38;

Adjusted Fiscal 3Q 2016 Diluted EPS increased 26.3% to $0.48;

Raised Adjusted EPS guidance to $1.18 or higher for FY 2016

WALNUT CREEK, Calif.--(BUSINESS WIRE)--August 2, 2016--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal third quarter ended June 25, 2016.

Fiscal 2016 Third Quarter Financial Results

  Sales increased 12.0% to $514.5 million compared to $459.4 million in the third quarter a year ago. Organic sales growth, excluding three businesses acquired in the prior 12 months and one business exited earlier in the year, rose 5.0%. The Pet and Garden segments both experienced organic growth;
  Gross margin improved 90 basis points compared to the third quarter a year ago to 31.8%, driven by a favorable mix of product sales, reduced raw material input costs and manufacturing efficiency improvements;
  Operating income of $48.2 million increased 23.6% compared to the third quarter a year ago. Operating income included a $2.4 million gain on the sale of a manufacturing plant. Operating margin of 9.4% increased 90 basis points compared to the third quarter a year ago;
  Net income on a GAAP basis of $26.0 million increased 38.5% compared to the third quarter a year ago, and earnings per diluted share increased 34.2% to $0.51. On an adjusted basis, excluding the plant sale, net income was $24.5 million, and earnings per diluted share was $0.48.

"Central's strong showing this quarter continues its trend of revenue and profit growth," said George Roeth, President & CEO of Central Garden & Pet. "The areas where we have been focused are the main drivers of our success. Organic sales growth was driven by our customer first orientation, our gross margin expansion was enabled by executing on key cost savings initiatives, and our bottom line was enhanced by the effective on-going integration of our recent acquisitions and exiting an unprofitable business."

Pet Segment Fiscal 2016 Third Quarter Results

Third quarter net sales for the Pet segment increased 20.6% to $287.2 million, from the same period a year ago. Pet organic sales grew 4.3%, driven by higher sales of other manufacturers' products as well as strength in the professional and wild bird feed categories. The Pet segment’s branded product sales were $227.8 million, up 24.3% compared to the third quarter a year ago and sales of other manufacturers’ products were $59.4 million, an increase of 8.4%.

The Pet segment’s operating income rose 17.7% compared to the third quarter a year ago to $38.7 million and included a gain of $2.4 million from the sale of a manufacturing plant during the quarter. Pet operating margin decreased slightly to 13.5%, a decline of 30 basis points compared to the third quarter a year ago.

Garden Segment Fiscal 2016 Third Quarter Results

Net sales for the Garden segment rose 2.7% compared to the third quarter a year ago to $227.3 million, despite a decrease of $7.7 million from the seasonal decor business that the Company exited earlier in the year. Higher sales of other manufacturers' products, as well as gains in wild bird feed and controls revenues, drove the sales increase. The Garden segment’s branded product sales were $175.9 million in the quarter, down 2.5% compared to the third quarter a year ago, reflecting the exit from the seasonal decor business. Sales of other manufacturers’ products were up 25.7% to $51.4 million.

The Garden segment’s operating income in the quarter rose 12.8% compared to the third quarter a year ago to $26.5 million. Garden operating margin improved 100 basis points to 11.6%. The increase in operating margin was driven by the absence of the seasonal decor business, which the Company exited earlier in the year, as well as a favorable mix of product sales, lower raw material costs, and manufacturing efficiency improvements, somewhat offset by increased marketing expenditures.

Year-to-Date Results & Fiscal Year Guidance

  Net sales increased 12.0% to $1.42 billion from the prior year period;
  Branded product sales of $1.11 billion increased 10.7% and sales of other manufacturers’ products of $302.7 million rose 17.0%;
  Operating income of $116.4 million was up 29.1% over the prior year period and included $2.4 million of gains from a manufacturing plant sale. Operating margin increased 110 basis points to 8.2%;
  Net income on a GAAP basis was $50.1 million, a 37.9% increase compared to the prior year period;
  Earnings per share increased 35.6% to $0.99 per fully diluted share; and
  Adjusted net income, excluding $14.3 million of charges in the first quarter related to the Company's refinancing of its fixed rate note and $2.4 million of income related to the sale of a manufacturing plant in the third quarter, was $57.8 million, a 59.1% gain compared to the nine-month period a year ago. Adjusted earnings per fully diluted share increased 56.2% to $1.14.

Roeth said, "Going forward, we will be even more aggressive in executing on the initiatives we believe are important to the Company's long-term success. These include continuing to focus on our customers' needs, increasing our innovation output and success rate, and lowering our costs to invest in growth. While there is a near-term cost to some of these actions, we believe we will have the financial flexibility to fund incremental investment while continuing to drive meaningful sales and profit growth." Roeth concluded, "We will have more to say on our longer-term strategy and goals later this calendar year. In the meantime, we will stay focused on executing on our current plan."

The Company currently expects adjusted earnings per fully-diluted share of $1.18 or higher for fiscal 2016, an increase of over 59% from the prior year.

Additional Information

Total debt at June 25, 2016 was $395.1 million compared to $396.7 million at June 27, 2015. Net interest expense was $6.9 million for the third quarter compared to $9.0 million in the prior-year period. The decline in interest expense was due to the Company's debt refinancing in its fiscal first quarter.

The Company’s effective tax rate for the third quarter of 2016 was 35.9%, compared with 37.5% for the third quarter of 2015. The decline in the tax rate was due primarily to projected additional tax credits in the current year quarter. During the quarter, the Company did not repurchase any shares of its common stock. Approximately $35.0 million remains available under the Board approved share repurchase program.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its third quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13639789. A replay of the call will be available for ten days by dialing (201) 612-7415 and entering confirmation #13639789.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON ® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands AQUEON®, CORALIFE® and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS™, CADET®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, HORSE HEALTH™ and VITAFLEX®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,700 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for future favorable results and cost reductions and earnings guidance for fiscal 2016 are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  the recent transition to a new CEO and our dependence upon our key executives;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs; and
  competition in our industries.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) Unaudited

ASSETS	June 25, 2016	June 27, 2015	September 26, 2015
Current assets:
Cash and cash equivalents	$40,000	$43,841	$47,584
Restricted cash	12,029	12,590	13,157
Accounts receivable (less allowance for doubtful accounts of $25,429, $18,573 and $19,296)	241,954	223,149	207,402
Inventories	361,813	340,233	335,946
Prepaid expenses and other	45,075	54,558	49,731
Total current assets	700,871	674,371	653,820

Land, buildings, improvements and equipment—net	159,430	162,969	162,809
Goodwill	233,011	209,089	209,089
Other intangible assets—net	95,070	83,841	75,460
Other assets	28,525	25,467	30,419
Total	$1,216,907	$1,155,737	$1,131,597

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$96,906	$90,423	$88,889
Accrued expenses	102,953	110,070	87,724
Current portion of long-term debt	530	290	291
Total current liabilities	200,389	200,783	176,904

Long-term debt	394,603	396,395	396,691
Other long-term obligations	63,975	47,147	51,622

Equity:
Common stock, $0.01 par value: 11,998,472, 11,908,317, and 11,908,317 shares outstanding at June 25, 2016, June 27, 2015 and September 26, 2015	120	119	119
Class A common stock, $0.01 par value: 37,197,569, 35,970,174 and 36,462,299 shares outstanding at June 25, 2016, June 27, 2015 and September 26, 2015	371	360	364
Class B stock, $0.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	390,270	388,762	388,636
Accumulated earnings	166,112	120,356	115,987
Accumulated other comprehensive income (loss)	(805)	679	164
Total Central Garden & Pet Company shareholders’ equity	556,084	510,292	505,286
Noncontrolling interest	1,856	1,120	1,094
Total equity	557,940	511,412	506,380
Total	$1,216,907	$1,155,737	$1,131,597

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	June 25, 2016	June 27, 2015	June 25, 2016	June 27, 2015
Net sales	$514,544	$459,446	$1,415,605	$1,264,368
Cost of goods sold and occupancy	350,799	317,409	982,735	884,288
Gross profit	163,745	142,037	432,870	380,080
Selling, general and administrative expenses	115,560	103,044	316,509	289,978
Income from operations	48,185	38,993	116,361	90,102
Interest expense	(6,964)	(8,978)	(36,205)	(31,357)
Interest income	43	7	74	96
Other income (expense)	318	585	(243)	96
Income before income taxes and noncontrolling interest	41,582	30,607	79,987	58,937
Income taxes	14,916	11,484	28,509	21,527
Income including noncontrolling interest	26,666	19,123	51,478	37,410
Net income attributable to noncontrolling interest	636	323	1,353	1,070
Net income attributable to Central Garden & Pet Company	$26,030	$18,800	$50,125	$36,340

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.53	$0.39	$1.03	$0.75
Diluted	$0.51	$0.38	$0.99	$0.73

Weighted average shares used in the computation of net income per share:
Basic	49,120	48,167	48,801	48,642
Diluted	51,063	49,290	50,743	49,496

Use of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures that exclude the $14.3 million impact of the redemption of our 2018 Notes and the issuance of our 2023 Notes recognized during the quarter ended December 26, 2015 and the $2.4 million gain from the sale of a manufacturing plant during the quarter ended June 25, 2016 may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods that should be considered when assessing our ongoing performance and providing consistency with our prior year disclosure. The $14.3 million impact of the redemption of our 2018 Notes and issuance of our 2023 Notes is included in interest expense in the condensed consolidated statements of operations. The $2.4 million gain from the sale of a manufacturing plant is included in selling, general and administrative expenses in the condensed consolidated statements of operations. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, such as lenders. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results.

GAAP to Non-GAAP Reconciliation (unaudited, in thousands, except per share amounts) For the Three months ended June 25, 2016
	June 25, 2016		June 25, 2016	June 27, 2015
	GAAP	Adjustment (A)	As Adjusted	GAAP
Gross profit	163,745	—	163,745	142,037
Selling, general and administrative expenses	115,560	2,363	117,923	103,044
Income from operations	48,185	(2,363)	45,822	38,993
Income tax expense	14,916	(848)	14,068	11,484
Net income	$26,030	$(1,515)	$24,515	$18,800
Earnings per share – diluted	$0.51		$0.48	$0.38
Weighted shares outstanding	51,063		51,063	49,290

GAAP to Non-GAAP Reconciliation (unaudited, in thousands, except per share amounts) For the Nine months ended June 25, 2016
	June 25, 2016	Adjustments	June 25, 2016	June 27, 2015
	GAAP	(A)(B)	As Adjusted	GAAP
Gross profit	$432,870	$—	432,870	$380,080
Selling, general and administrative expenses	316,509	2,363	318,872	289,978
Income from operations	116,361	(2,363)	113,998	90,102
Interest expense	36,205	14,339	21,866	31,357
Income tax expense	28,509	4,268	32,777	21,527
Net income	$50,125	$7,708	$57,833	$36,340
Earnings per share – diluted	$0.99		$1.14	$0.73
Weighted shares outstanding	50,743		50,743	49,496

(A) During the third quarter of fiscal 2016, we recorded a $2.4 million gain in our Pet Segment from the sale of a manufacturing plant resulting from rationalizing our facilities to reduce excess capacity.

(B) The Non-GAAP financial information excludes the impact of the redemption of our 2018 Notes and issuance of our 2023 Notes. As a result of the bond redemption, we incurred incremental expenses of $14.3 million, comprised of a call premium payment of $8.3 million, a $2.7 million payment of overlapping interest expense for 30 days and a $3.3 million non-cash charge for the write off of unamortized deferred financing costs and discount related to the 2018 Notes. These amounts are included in interest expense in the condensed consolidated statements of operations.

Organic net sales is a non-GAAP measure that excludes the impact of acquisitions and dispositions in the comparable periods. We have provided this measure because we believe it permits investors to better understand the performance of our historical business without the impacts from acquisitions and dispositions. The following tables provide a reconciliation for our reported net sales under GAAP to our organic net sales for our consolidated operations and Pet segment.

GAAP to Non-GAAP Reconciliation (unaudited, in thousands) For the Three months ended June 25, 2016
	June 25, 2016	June 27, 2015	Percentage change
Consolidated
Reported Net Sales - GAAP	$514.5	$459.4	12.0%
Effect of acquisitions	(40.1)	—
Effect of divestitures	(0.3)	(8.0)

Organic net sales	$474.1	$451.4	5.0%

GAAP to Non-GAAP Reconciliation (unaudited, in thousands) For the Three months ended June 25, 2016
	June 25, 2016	June 27, 2015	Percentage change
Pet Segment
Reported Net Sales - GAAP	$287.2	$238.1	20.6%
Effect of acquisitions	(38.8)	—
Effect of divestitures	—	—

Organic net sales	$248.4	$238.1	4.3%

Adjusted earnings per-fully diluted share

The company currently expects adjusted earnings per fully-diluted share (a non-GAAP measure) of $1.18 or higher for fiscal 2016. We have not provided GAAP estimates of expected earnings per fully diluted share or a reconciliation to expected adjusted earnings per fully-diluted share as the adjusted earnings per share guidance excludes the impact of any potential acquisitions, non-operational charges or impairments that may occur prior to fiscal year end, and are not known or contemplated at this time. Any such adjustments could have a significant impact on our fiscal 2016 GAAP results.

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications